EXHIBIT 99

FOR IMMEDIATE RELEASE

Commonwealth Energy Corporation Announces Results for First Quarter Ended
October 31, 2003

Tustin, California, December 23, 2003. Commonwealth Energy Corporation, a leading U.S. electric service provider, announced results for the first quarter ended October 31, 2003.

Commonwealth Energy’s revenues for the first quarter of fiscal 2004 were $58.4 million, up 73% as compared to the first quarter of fiscal 2003. This increase in revenues was due to an increase in sales in Pennsylvania of 114% over the first quarter in fiscal 2003 and sales in Michigan of $9.6 million versus no sales in fiscal year 2003. In addition, California experienced a sales increase of 10% over the same period last year. Despite the increased sales, Commonwealth experienced a net loss due to increases in energy costs in all markets, reduced profit in California as a result of utility price reductions, a California Independent System Operator cost assessment, and losses in Power Efficiency Corporation, whose losses are consolidated under Commonwealth’s financial statement.

The Company at October 31, 2003 had total assets of $119.3 million, equity of $91.9 million, unrestricted cash of $51.7 million and no long-term debt.

“Our first quarter’s performance is positive in terms of growth. Unfortunately the utility price reductions hurt our bottom line because our pricing strategy is a discount off the utilities’ price. We believe this is a short-term utility strategy that we expect will be reversed in the near future. Expanding into new markets should help alleviate some of the negative impact of California utility strategies on our pricing. The more we can diversify, the better we are protected.” stated Ian Carter, Commonwealth’s Chairman and CEO.

About Commonwealth Energy Corporation

Headquartered in Tustin, California, and operating under the brand name “electricAmerica,” Commonwealth Energy Corporation is one of the largest energy service providers in California, and also provides retail electric service to the Philadelphia, Pennsylvania, Detroit, Michigan, and New Jersey market areas. Commonwealth is licensed by the Federal Energy Regulatory Commission as a power marketer and is a recognized leader in the deregulated energy marketplace, offering retail electricity and energy efficiency products and services. Commonwealth currently serves commercial, industrial and residential electricity customers in multiple U.S. markets.

For more information about Commonwealth, please contact: Roy Reeves, Vice President of Marketing, Commonwealth Energy Corporation, 15901 Red Hill Avenue, Suite 100, Tustin, California 92780; Telephone: 1-800-ELECTRIC; e-mail: rreeves@electric.com.

Forward Looking Statements

This press release contains information about future expectations, plans and prospects that may constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. For this purpose, any statement contained herein, including those of our Chairman and CEO, that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe,” “anticipate,” “expect,” “estimate,” “await,” “continue,” “intend,” “plan” and similar expressions, are intended to identify forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management’s belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include: (a) legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; (b) volatility in commodity prices and interest rates; (c) the extent and timing of the entry of additional competition in the markets in which the Company competes; (d) the Company’s dependence upon a limited number of third parties to generate and supply to the Company electricity and timely perform their contracts with the Company; (e) the Company’s dependence upon limited number of utilities to transmit and distribute the electricity the Company sells to its customers and to timely perform their contracts with the Company; (f) the Company’s ability to obtain credit necessary to support future growth and profitability; (g) the Company’s continued ability to obtain and maintain licenses from the states in which the Company operates; and (h) and other factors detailed in the Company’s periodic reports and registration statements filed with the SEC. Commonwealth Energy specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Summary Financial Results

	First Quarter Ended October 31,

(In thousands except per share data)	2003	2002	% Change

	(Unaudited)	(Unaudited)

Net revenue	$58,396	$33,682	73.4%
Direct energy costs	54,075	26,206	106.3%

Gross profit	4,321	7,476	-42.2%
Selling & marketing expenses	970	1,310	-26.0%
General and administrative expenses	6,221	4,629	34.4%

Income (loss) from operations	(2,870)	1,537	-286.7%
Loss on litigation award	—	(2,200)	-100.0%
Loss on equity investments	—	(233)	-100.0%
Minority interest	544	—	nm
Interest income, net	130	234	-44.4%

Loss before benefit of income taxes	(2,196)	(662)	231.7%
Benefit from income taxes	1,074	136	689.7%

Net loss	$(1,122)	$(526)	113.3%

Earnings per share — basic	$(0.04)	$(0.02)	100.0%

Earnings per share — fully diluted	$(0.04)	$(0.02)	100.0%

Condensed Consolidated Balance Sheet

	October 31,	July 31,
(Dollars in thousands)	2003	2003

	(Unaudited)	(Audited)

Assets
Cash & cash equivalents	$51,722	$40,921
Accounts receivable, net	23,510	37,861
Prepaid and other current assets	9,537	9,692

Total current assets	84,769	88,474
Restricted cash and cash equivalents	18,436	20,773
Property, and equipment, net	3,075	2,984
Goodwill	2,479	3,007
Other assets	10,560	10,632

Total assets	$119,319	$125,870

Liabilities and Shareholder Equity
Accounts payable	$19,028	$24,936
Accrued liabilities	7,434	7,127

Total current liabilities	26,462	32,063
Deferred income tax liabilities	187	187
Minority interest	775	603
Shareholder’s equity	91,895	93,017

Total liabilities and shareholders’ equity	$119,319	$125,870